Exhibit 99.2

Excerpted portions of the Marriott International, Inc. Proxy Statement for the 2014 Annual Meeting of Shareholders

[Note: Ms. Harrison is a beneficial owner of JWM Family Enterprises, L.P.]
“TRANSACTIONS WITH RELATED PERSONS
JWM Family Enterprises, L.P. ("Family Enterprises") is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company's Executive Chairman and Chairman of the Board … and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year Of Company Management

Long Beach, California …………………..	Courtyard	1994
San Antonio, Texas ……………………….	Residence Inn	1994
Anaheim, California ………………………	Fairfield Inn	1996
Herndon, Virginia ………………………...	SpringHill Suites	1999
Milpitas, California ……………………….	Courtyard	1999
Milpitas, California ……………………….	TownePlace Suites	1999
Novato, California ………………………..	Courtyard	1999
Washington, D.C. (Thomas Circle) ………	Residence Inn	2001
West Palm Beach, Florida ………………..	Marriott	2003
Columbus, Ohio …………………………..	Renaissance	2004
Charlotte, North Carolina ………………..	Marriott	2006
Dallas, Texas ……………………………...	Renaissance	2006
Trumbull, Connecticut ……………………	Marriott	2007
Charlotte, North Carolina …………………	Renaissance	2007
Cleveland, Ohio …………………………..	Marriott	2007
Newark, New Jersey ……………………...	Renaissance	2007

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2014. In fiscal 2013, we received management fees of approximately $10.7 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $261,185 from our operation of and provision of services for these hotels. The Company has no fiscal involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.'s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott's reputation for providing quality products and services. In addition to J.W. Marriott, Jr.'s service as Executive Chairman and Chairman of the Board … the Company employs a number of members of the Marriott family in management positions, including … Deborah M. Harrison, and his son-in-law (and Mrs. Harrison's husband) Ronald T. Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2013 in excess of $120,000 which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director/Executive Officer	Family Member	Family Member Position	Total Compensation for 2013 ($)

J.W. Marriott, Jr. …………	Ronald T. Harrison	Global Officer, Architecture and Construction	946,567
	Deborah M. Harrison	Global Officer, Marriott Culture and Business Councils	387,000”